Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 29, 2016, except with respect to our opinion on the consolidated financial statements insofar as it relates to Note 23, as to which the date is March 24, 2016 relating to the financial statements and effectiveness of internal control over financial reporting of Tribune Media Company for the year ended December 31, 2015, which appear in Tribune Media’s Prospectus filed pursuant to Rule 424B3 filed with the Commission on April 1, 2016.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

May 17, 2016